AMERICAN GENERAL CORPORATION
               FORM 10-Q
For the Quarter Ended September 30, 1994





                                                                  Exhibit 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            CONSOLIDATED OPERATIONS
                                  (Unaudited)
                                ($ in millions)


                                           Nine Months Ended     Quarter Ended
                                             September 30,       September 30,
                                           1994         1993     1994     1993

Income before income tax expense and
  cumulative effect ...................  $  745       $  690     $245     $233
Fixed charges deducted from income
  Interest expense ....................     382          368      136      122
  Implicit interest in rents ..........      11           12        3        4
    Total fixed charges deducted from
      income ..........................     393          380      139      126
Earnings available for fixed charges ..  $1,138       $1,070     $384     $359

Fixed charges per above ...............  $  393       $  380     $139     $126
Capitalized interest ..................      13           12        5        4
    Total fixed charges ...............  $  406       $  392     $144     $130

Ratio of earnings to fixed charges ....    2.8X         2.7X     2.7X     2.8X
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     AMERICAN GENERAL CORPORATION
               FORM 10-Q
For the Quarter Ended September 30, 1994





                                                                  Exhibit 12.2



               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             CONSOLIDATED OPERATIONS, CORPORATE FIXED CHARGES ONLY
                                  (Unaudited)
                                ($ in millions)


                                           Nine Months Ended    Quarter Ended
                                             September 30,      September 30,
                                           1994         1993    1994     1993

Income before income tax expense and
  cumulative effect .....................  $745         $690    $245     $233
Corporate fixed charges deducted from
  income - corporate interest expense ...    90           92      30       31
Earnings available for fixed charges ....  $835         $782    $275     $264

Ratio of earnings to fixed charges ......  9.3X         8.5X    9.1X     8.6X






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     AMERICAN GENERAL CORPORATION
               FORM 10-Q
For the Quarter Ended September 30, 1994





                                                                  Exhibit 12.3


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        AMERICAN GENERAL FINANCE, INC.
                                  (Unaudited)
                                ($ in millions)


                                            Nine Months Ended    Quarter Ended
                                              September 30,      September 30,
                                            1994         1993    1994     1993
Income before income tax expense and
  cumulative effect .....................   $285         $254    $101     $ 87
Fixed charges deducted from income
  Interest expense ......................    300          286     107       95
  Implicit interest in rents ............      8            8       3        3
    Total fixed charges deducted from
      income ............................    308          294     110       98
Earnings available for fixed charges ....   $593         $548    $211     $185

Ratio of earnings to fixed charges ......   1.9X         1.9X    1.9X     1.9X

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